Exhibit 99.4

NRG SOLAR KANSAS SOUTH LLC

Financial Statements

(unaudited)

March 31, 2014

NRG SOLAR KANSAS SOUTH LLC

Balance Sheets

(Amounts in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash	$1,092	—
Restricted cash	198	3,483
Accounts receivable - trade	358	225
Prepaid expenses	22	22
Renewable energy grant receivable	21,115	21,115
Total current assets	22,785	24,845
Property, plant and equipment:
Property, plant and equipment	50,450	51,534
Less accumulated depreciation	(1,932)	(1,277)
Net property, plant and equipment	48,518	50,257
Other assets:
Notes receivable	369	369
Derivative assets	1,475	2,161
Other noncurrent assets	272	272
Total other assets	2,116	2,802
Total assets	$73,419	77,904
Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$23,076	23,326
Accounts payable -trade	97	103
Derivative liabilities	412	539
Other current liabilities	821	3,770
Total current liabilities	24,406	27,738
Other liabilities:
Long-term debt	34,606	34,606
Total noncurrent liabilities	34,606	34,606
Total liabilities	59,012	62,344
Members’ equity
Contributed capital	14,464	14,464
Accumulated deficit	(1,120)	(526)
Accumulated other comprehensive income	1,063	1,622
Total members’ equity	14,407	15,560
Total liabilities and members’ equity	$73,419	77,904

See accompanying Notes to Financial Statements

NRG SOLAR KANSAS SOUTH LLC

Statements of Operations and Comprehensive Income

(Amounts in thousands)

(unaudited)

Three months ended March 31, 2014
Operating revenue:
Sales of electricity	$806
Total operating revenues	806
Operating costs and expenses:
Cost of operations	199
Depreciation expense	655
Total operating costs and expenses	854
Operating loss	(48)
Other expense, net:
Interest expense	546
Total other expense, net	546
Net loss	(594)
Other comprehensive income:
Unrealized loss on derivatives	559
Other comprehensive loss	559
Comprehensive loss	$(1,153)

See accompanying Notes to Financial Statements

NRG SOLAR KANSAS SOUTH LLC

Statements of Cash Flows

(Amounts in thousands)

(unaudited)

Three months ended March 31, 2014
Cash flows from operating activities:
Net loss	$(594)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	655
Changes in assets and liabilities:
Accounts receivable - trade	(133)
Accounts payable - trade	(6)
Other current liabilities	263
Net cash provided by operating activities	185
Cash flows from investing activities:
Capital expenditures	(2,128)
Decrease in restricted cash	3,285
Net cash provided by investing activities	1,157
Cash flows from financing activities:
Repayment of long-term debt	(250)
Net cash used in financing activities	(250)
Net change in cash and cash equivalents	1,092
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$1,092

See accompanying Notes to Financial Statements

Notes to Unaudited Financial Statements

(1)                     Nature of Business

NRG Solar Kansas South LLC (Kansas South or the Company), a Delaware limited liability company, is a wholly owned subsidiary of NRG Solar Kansas South Holdings LLC (Kansas South Holdings), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar PV LLC (Solar PV), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar LLC (NRG Solar), a Delaware limited liability company, a wholly owned subsidiary of NRG Repowering Holdings LLC (NRG RH), a Delaware limited liability company, a wholly owned subsidiary of NRG Energy, Inc. (NRG or the Parent).

The Company, along with Kansas South Holdings, was originally a wholly owned subsidiary of Recurrent Energy Development Holdings, LLC (Recurrent) and was organized to develop, design, construct, own, and operate the 20MW Kansas South photovoltaic solar generating facility located near Stratford, California. In February 2013, Solar PV entered into a Purchase and Sale Agreement with Recurrent to acquire 100% of the equity interest in the Company.

In June 2011, the Company entered into a 20-year solar project power purchase agreement (PPA) to provide solar-generated electricity to Pacific Gas and Electric (PG&E).

On May 13, 2013, the Company was acquired by NRG.  The construction of the Facility was completed and commercial operations commenced on June 7, 2013.  The accounting for the acquisition in accordance with ASC 805, Business Combinations, was completed during the second quarter of 2014, with no material changes.

On April 21, 2014, the Company received $21 million from the U.S. Treasury Department, which represented the full amount of the renewable energy grant receivable. On April 24, 2014, the Company utilized the proceeds of the cash grant to repay the outstanding balance of the cash grant loan.

The following notes should be read in conjunction with the accounting policies and other disclosures as set forth in the notes to the Company’s annual financial statements. Interim results are not necessarily indicative of results for a full year.

(2)                     Derivative Instruments and Hedging Activity

The Company has a fixed for floating interest rate swap for 75% of its outstanding term loan amount.  The notional amount of the swap was $27 million as of March 31, 2014.  The following table summarizes the effects of the swap on the Company’s accumulated OCI balance, which reflects the change in the fair value of the swaps as they are accounted for as cash flow hedges (amounts in thousands):

Accumulated OCI balance as at December 31, 2013	$1,622

Mark-to-market of cash flow hedge accounting contracts	(559)

Accumulated OCI balance as at March 31, 2014	$1,063

(3)                     Commitments and Contingencies

In February 2014, the Company received a demand letter from Recurrent requesting payments for certain disputed items within the purchase and sale agreement. The Company engaged independent engineers to investigate the validity of the related claims and responded to the demand letter contesting the related payments. Thereafter, the parties engaged in settlement discussions and on July 17, 2014, they reached an agreement in principle to resolve the claims for approximately $1 million.

(4)                     Subsequent Events

These financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through July 17, 2014, the date that the financial statements are available to be issued.